Exhibit 7.10

IMPORTANT NOTICE:

THIS LETTER SETS OUT THE TERMS AND CONDITIONS UPON WHICH THE BANK WOULD PROVIDE BANKING FACILITIES TO YOU. YOU ARE ADVISED TO READ AND UNDERSTAND SUCH TERMS AND CONDITIONS BEFORE ACCEPTING THIS LETTER, OR IF YOU CONSIDER NECESSARY, SEEK INDEPENDENT LEGAL ADVICE.

Date: 06 December 2013	Our Ref: CHCM01-131129

Chief Honour Investment Limited

P.O. Box 957,

Offshore Incorporations Centre,

Road Town,

Tortola, British Virgin Islands.

Capital Melody Limited

P.O. Box 957,

Offshore Incorporations Centre,

Road Town,

Tortola, British Virgin Islands.

Dear Sir(s),

We are pleased to offer to you the following facilities (collectively the “Facilities”) on the following terms:-

1	Co-Borrowers

Chief Honour Investment Limited (“CHIL”)

Capital Melody Limited (“CML”)

(collectively, the “Co-Borrowers”)

2	The Facilities

Term Loan Facility

A Term Loan Facility of up to USD30,150,000.00 to be repaid by bullet repayment on which the date before seven (7) business day of the expiry date of the Standby Letter of Credit to be issued by China Minsheng Banking Corporation Limited, PRC Branch (the “Issuing Bank”); or the date falling 12 months after the date of drawing; or such shorten day as we may determine at our sole discretion, whichever is earlier (the “Final Repayment Date”);

The loan interest is charged at 3 months LIBOR plus 3.3% per annum for the whole period of the loan and the interest period is fixed for 3 months and interest shall be payable to us on the first day of each interest period that no interest period can overrun the Final Repayment Date. For the avoidance of doubt, the first interest shall be payable on the date of each drawing and to be deducted from the proceeds of that drawing;

A Term Loan Facility is available to be made by multiple drawings;

The loan proceeds of each drawing should be remitted directly to the account of your shareholder(s) for the payment of dividends.

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3	Security

The Facilities shall be secured by:

Standby Letter of Credit to be issued in favour of our Bank by the Issuing Bank in form and substance satisfactory to our Bank;

The Issuing Bank confirms that the issuance of the Standby Letter of Credit has fulfilled all relevant China Mainland legal and regulatory requirements.

4	Availability

The Facilities are granted on an uncommitted basis and subject to our review at our absolute discretion from time to time. As such, notwithstanding any other terms applicable to the Facilities, the Facilities (or any part thereof) shall be available until terminated by us either (a) by immediate written notice at our sole discretion at any time without cause, without having to give any reason and regardless of whether any default has occurred or whether any part of the Facilities has been utilized or (b) as per the terms applicable to the Facilities. Such period shall be known as the “Availability Period”.

In the event of any termination by us, you shall upon our further seven calendar days written notice repay all amounts owing/payable in respect of the Facilities and/or pay to us such cash amount sufficient to cover all contingent or future liabilities thereunder, provided always that overdraft and/or other similar types of facility may be terminated by us and shall be repayable to us upon immediate notice. For the avoidance of doubt, upon termination of such overdraft or facility, we shall not have any obligation to honour any cheque or similar instrument drawn that (i) is presented to us on or after the termination regardless of the date on which such cheque may have been drawn, or (ii) may cause the concerned current account to be overdrawn.

No Facility may be utilised until we have received and found to be satisfactory:

(a)	this Letter duly accepted, together with the extract resolution of your company on or before the required date;

(b)	the General Agreement by Customer(s) (the “General Agreement”) duly signed by the Co-Borrowers;

(c)	a certified true copy of your board resolution or similar authorisation;

(d)	a certified true copy of the board resolutions of your direct or indirect subsidiaries should be delivered to us showing that the dividend distribution to the Co-Borrowers, has been passed and resolved, and the details of distribution, including but not limited to the dividend amount to be distributed, time of distribution and other related information in form and substance to our satisfaction prior to each drawing;

(e)	a certified true copy of the relevant parties’ constitutive documents, such as Certificate of Incorporation, Memorandum and Articles of Association, etc.

(f)	the security documents set out in paragraph 3 above duly executed by all relevant parties;

(g)	legal opinions of counsel acceptable to the Bank covering such matters of BVI laws in respect of the CHIL and CML and the transactions contemplated herein as the Bank may require;

(h)	letters of appointment from the Co-Borrowers appointing the agents to accept service of legal process in the Hong Kong Special Administrative Region on their behalf and the appointment letters shall be countersigned by the relevant agents indicating their acceptance of such appointments;

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(i)	the accounts in name of CHIL and/or CML and/or the Co-Borrowers to be opened and maintained with us;

(j)	evidence of the relevant approval, registration, filing, notice, stamping and/or similar requirement in relation to this Letter, the Facilities and/or the security as required by local authorities/regulations;

(k)	payment of the Commission Fee set out in paragraph 5 herein; and

(l)	such other documents and information as we may require, including, without limitation, such other information and/or document that we may reasonably consider to be relevant for the purpose of complying with client adoption and know-your-customer rules.

5	Fees

Commission Fee: 0.45% per annum on each of the actual drawdown amount and to be deducted from the proceeds of that drawing.

6	Overriding rights

Notwithstanding any other provisions of this Letter or any other documents, all undrawn facilities are available at our sole discretion and may be cancelled by us without condition or notice. You shall, on demand by us at our discretion, pay to us (or as requested provide full cash cover for) all outstanding principal, accrued interest and other amounts owing and/or payable to us, whether actual or contingent, present or future. We may at any time vary, increase, reduce, suspend, cancel or replace the Facilities and any terms and conditions at our sole discretion, including the amount of any Facility, interest rates, fees and any security documents.

7	Undertakings

You hereby covenant that so long as the Facilities or any sum thereunder are outstanding, you will:

(a)	ensure that the loan proceed is exclusively applied to use for dividend distribution to the shareholders; and the remaining part towards for the project investment of CML in Hong Kong;

(b)	ensure that the proceeds of the drawing will not be repatriated into Mainland China directly or indirectly;

(c)	ensure that the utilization of any facility or use of proceeds drawn under this facility letter do not and will not conflict with any law or regulation applicable to you (including without limitation those in force in the Mainland China). The above undertaking is deemed to be made by you by reference to the facts then existing during the period where the Facilities or any part thereof remain outstanding;

(d)	from time to time at our reasonable request forthwith deliver to us such information about your business, assets and financial condition as we may reasonably require for the purpose of our credit, legal, risk and/or compliance evaluation purpose in connection with the Facilities. Provided that if any information is confidential and you are under a confidentiality undertaking that prohibits the disclosure of such information by you, you shall inform us of the same and we shall consult with you to explore an acceptable alternative approach;

(e)	furnish us as soon as possible and in any event (i) not later than 180 days after the close of each financial year an originally signed or certified true copy of your audited financial reports and balance sheet together with the profit and loss statements; and (ii) not later than 90 days after the close of the first half of each financial year a certified true copy of your unaudited financial reports and balance sheet together with the profit and loss statements;

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(f)	ensure that your payment obligations under the Facilities will at all times rank at least pari passu with all your other present and future unsecured indebtedness;

(g)	not create or allow to exist any encumbrance or security over your assets save for (i) existing security which has been disclosed to us in writing prior to the date hereof, or (ii) security created with our prior written consent or (iii) security which you shall at the same time extend to us on a pari passu basis to cover the Facilities, or (iv) any liens arising solely by operation of law which secure obligations with respect to payments which are not overdue, or (v) encumbrance or security created over assets to secure solely the financing for the purchase by you of such assets and any related capital expenditure thereof, or (vi) any security that you are required to give solely pursuant to a court order as security only and strictly for legal costs in connection with a litigation commenced by or against you, provided that you shall promptly give us written notice of any such requirement;

(h)	give us prior written notice of each and every reorganisation, amalgamation, reconstruction, takeover, scheme of compromise or arrangement or amendment of any provision of your constitutive documents, and further obtain our prior written consent if any such occurrence may adversely affect any of our rights under the Facilities;

(i)	if the aggregate principal amount then outstanding under the Facilities exceeds USD30,150,000.00 (as converted with reference to the exchange rate as reasonably determined by us), you shall forthwith provide cash cover in our favour of an amount equivalent to such excess to our satisfaction in all aspects;

(j)	forthwith top up additional cash deposit to us upon our request so as to make sure that the amount of the Standby Letter of Credit is greater than or equal to 105% of the Loan outstanding denominated in USD under the Term Loan Facility as quoted by us at spot rate from time to time against RMB to USD due to volatility of currencies. If failure of which or the amount of Standby Letter of Credit has fallen to 103% of the Loan outstanding, we, at our sole discretion, are entitled to (i) claim a top-up cash deposit against the Loan outstanding; or (ii) exercise our rights and interests under the Standby Letter of Credit for demanding of repayment. If failure of which or the amount of Standby Letter of Credit has fallen to 101% of the Loan outstanding, we, at our sole discretion, are entitled to (i) fix a forward exchange rate against the Loan outstanding; or (ii) exercise our rights and interests under the Standby Letter of Credit for demanding of repayment.

8	Other Conditions

The Conditions are as set out in Schedule 1 attached hereto and shall apply as if set out herein verbatim.

9	Law and Jurisdiction

This Letter shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Each of you and the Bank agrees to submit to the non-exclusive jurisdiction of the Hong Kong courts but this Letter may be enforced in the courts of any competent jurisdiction and that the taking of any suit, action or proceedings arising out of or in connection with this Letter in one or more jurisdictions shall not preclude the taking of such suit, action or proceedings in any other jurisdiction whether concurrently or not.

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Please confirm your acceptance of the above by signing and returning to us the attached copy of this Letter within 60 days from the date of this Letter. Otherwise, this offer will automatically lapse.

If you have any queries, please do not hesitate to contact Ms. Hildy Hu at (852) 2281 7056 who shall be pleased to assist you.

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Yours faithfully

For China Minsheng Banking Corp., Ltd. Hong Kong Branch

/s/ Jian Qin
Authorised Signature(s)

I/We (i) accept the Facilities; and (ii) consent and agree to be bound by (a) the above terms and conditions and (b) The General Agreement by Customer(s):

/s/ Wanchun Hou
Borrower(s): Chief Honour Investment Limited

/s/ Qiang Li
Borrower(s): Capital Melody Limited

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Schedule 1

1.	Payment

Each payment (whether principal, interest or otherwise) under the Facilities will be made when due without any deduction or withholding, in immediately available and good funds and in the currency outstanding. If you are required by law to deduct or withhold any payment (including for taxes, levies or fees), you shall pay us such further sum to ensure that we received the same amount as if no deduction or withholding had been made.

2.	Prepayment

You shall compensate us for any cost, loss and expense (including fund breakage cost) that we may incur/suffer in connection with any prepayment under the Facilities.

3.	New Circumstances

3.1	If due to any change in (or in the interpretation of) any applicable laws, regulations, directives or requirements of any authority (including the introduction of or change in any reserve or liquidity requirements), our cost of maintaining the Facilities is increased or our return from the Facilities is decreased, you shall pay us such reasonable sum as will compensate us for such increase or decrease, provided that we shall notify you of such increase or decrease as soon as we are aware of the same and shall give you information on the calculation of such increase or decrease.

3.2	If at any time (a) it becomes unlawful for us to make, fund or allow to remain outstanding any of the Facilities or (b) it is or will become unlawful for you to perform or comply with any of your obligations under the Facilities, then (i) we shall be entitled to cancel the Facilities and (ii) if we so reasonably require, you shall on such date as we shall specify repay all outstandings under the Facilities (together with accrued interest) and/or pay to us such amount equals to the contingent or future liabilities under the Facilities.

4.	Representations

You represent to us that (i) you are duly incorporated under the laws of your country of incorporation with the power and authority to enter into and exercise your rights and perform your obligations under the Facilities, (ii) all actions required to authorise your execution of this Letter and your performance of your obligations under the Facilities have been duly taken and your exercise of your rights and performance of your obligations under the Facilities will neither contravene any law or regulations to which you are subject nor cause you to be in breach of or default under any agreement/document binding on you or any of your assets, (iii) your obligations under the Facilities are legal, valid, binding and enforceable against you, (iv) all governmental or other licenses, consents, registration, filings and authorisations requisite for such execution, delivery and performance have been obtained or complied with and are in full force and effect, and (v) each of these representations will remain correct and complied with so long as the Facilities and/or any sum thereunder remain outstanding.

5.	Succession

The terms applicable to the Facilities shall benefit and be binding on yourselves and ourselves and your and our permitted assignees and respective successors.

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6.	Assignment

You may not without our prior written consent assign or transfer any of your rights, benefits and obligations under the Facilities. We may grant participations, purchase insurance cover and/or enter into risk, credit, derivative, hedging or similar instruments (including collateralized debt obligation) in respect of any of our rights, benefits and obligations under the Facilities. We may assign or transfer any of our rights, benefits and obligations under the Facilities to any party without reference to you.

7.	Disclosure

We are authorised to disclose information relating to the Facilities and/or you to any Security Party, any party in-charge of the allocation/control of the Facilities under an umbrella or similar structure (if applicable), any party for the purpose under paragraph 6 above (Assignment), including potential assignee and/or any person proposing or entering into a contractual relationship with us with respect to the Facilities. Where there is more than one borrower under the Facilities, we are also authorised to disclose the information to the other borrowers.

8.	Expenses

All costs and expenses (including legal fees, stamp duty, goods and services tax and any other taxes) incurred by us in connection with the enforcement of this Letter and/or the Facilities shall be for your account on a full indemnity basis.

9.	Currency Indemnity

No payment to us (whether under any judgement or court order or otherwise) shall discharge the outstanding amount in respect of which it was made unless and until we shall have received payment in full in the currency in which that payment was to be made in accordance with the terms of this Agreement (the “Relevant Currency”). To the extent the amount of any payment shall on conversion on such terms as we may determine into the Relevant Currency falls short of such outstanding amount expressed in the Relevant Currency, you shall indemnify us against the shortfall and we shall have a separate cause of action against you to recover the amount of the shortfall.

10.	Risks

The Facilities are extended to you on the basis that you are fully aware that borrowing in and assuming payment obligations in different currencies could involve foreign exchange risks which may result in exchange losses to you. You accept full responsibility for your choice of the currency(ies) of the Facilities and in making available the Facilities, we do not imply any statement or warranty whatsoever as to the merit now or in future of the currency(ies) thereof.

11.	Partial Invalidity

If any term or provision of the Facilities be unenforceable or invalid, the other terms and provisions shall remain in force.

12.	Terms and Conditions for Facilities

The Facilities are subject to the General Agreement. [The transactions under treasury facilities are also subject to the 2002 ISDA Master Agreement with Schedule.] If there is any inconsistency between the foregoing documents and this Letter, the terms of this Letter shall prevail.

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